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                                                                    Exhibit 10.4




July 2, 2001



Mr. Peter J. Pizzo, III
Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092

Dear Peter:

As we discussed on June 5, 2001, I have determined that your employment with Serologicals Corporation will be terminated. We will immediately initiate a search for someone to assume your duties and job responsibilities.

You should promptly begin efforts to secure alternative employment. To assist you, Serologicals will make available, at its expense, full outplacement services to you, to be provided by a professional outplacement firm selected by us, until you find alternative employment or September 30, 2001, whichever is earlier. Serologicals will be liable for and make payments for all fees and expenses incurred by the outplacement firm directly to the outplacement firm. Please contact Diane Miller to make arrangements for initiation of this service. The following sets forth our mutual commitments:

1. Serologicals will continue to pay your base salary and provide your current health and welfare benefits until the earlier of September 5, 2001 or the date you elect to leave employment with the company (the "Termination Date"). From this date until the Termination Date, you will devote your time and attention to the business affairs of the Company and conduct business as usual under my direction. The Company agrees to grant you reasonable time off with pay to pursue activities dedicated to securing alternative employment.

2. You shall be entitled to all of the benefits provided for in the letter agreement between the Company and you dated February 3, 2000 (the "Letter Agreement") and in each individual Stock Option Agreement for Key Employees between the Company and you which are dated as of October 14, 1996; January 29, 1997; December 9, 1997; December 31, 1998;
         December 31, 1999 (October 25, 1999 grant); and December 31, 1999 (February 3, 2000 grant) (collectively the "Option Agreements"). Specifically, the Company agrees that your termination is pursuant to section 3 (d) (1) of the Letter Agreement and is not "for cause."


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Mr. Peter J. Pizzo, III
July 2, 2001
Page 2


3. For a period of one (1) year from September 5, 2001, you shall continue to cooperate with the Company if so requested with respect to the continued transition of your duties. The time spent by you for such activities shall not exceed eight (8) hours per week, unless mutually agreed upon between the Company and you. The Company will reimburse you for any out-of-pocket expenses incurred by you with respect to such activities.

4. Provided you remain employed through September 5, 2001 and comply with the obligations set forth in paragraph 3 above, any unvested options under the Option Agreements dated December 31, 1998 and December 31, 1999 (February 3, 2000 grant) shall become 100% vested on September 5, 2002. In addition, you shall have until December 5, 2002 to elect to exercise any options under those two Option Agreements. In the event you voluntarily leave employment prior to September 5, 2001 or fail to comply with the obligations set forth in paragraph 3 above, such options shall remain unvested.

5. You agree to release and forever discharge the Company, its affiliated companies, and past and present directors, officers, owners, agents, employees or attorneys, from any and all actions, causes of action, asserted or unasserted claims and demands whatsoever, in law or in equity (hereinafter collectively referred to as "Claims"), whether known or unknown, which you may have against the Company based on any acts, omissions, transactions or occurrences whatsoever occurring or accruing prior to the date of execution of this Agreement, including, but not limited to: (i) claims which are related to employment with the Company and the termination of employment; (ii) claims for retaliatory, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, outrageous conduct, invasion of privacy, assault, battery, fraud, breach of duty, libel, slander or tortious conduct of any kind; and/or (iii) all other claims arising at law or in equity.

6. We shall agree upon the wording of a written statement concerning your employment and separation from employment that may be used by both parties for any necessary communications related thereto (the "Statement"). The Company and you agree that all written or verbal representations regarding your employment will consist of the Statement or will confirm dates of employment and final position held only with no information on performance or reasons for termination. You agree that you will not make any statement, verbal or written, that would tend to disparage or denigrate the character, professionalism, business practices or performance of job duties of the Company or any of its directors, officers or employees, or prejudice the Company with respect to reputation or business matters.


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Mr. Peter J. Pizzo, III
July 2, 2001
Page 3


If you are in agreement with the terms set forth above, please sign this letter and return it to me.


I wish you the best in your future endeavors.

Sincerely,



David A. Dodd


                                            ACCEPTED AND AGREED:


                                            /s/ Peter J. Pizzo, III
                                            ------------------------------------
                                            Peter J. Pizzo, III